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                                   EXHIBIT 3.1

                      SL INDUSTRIES, INC. BY-LAW AMENDMENTS

                                   ARTICLE III

                             SHAREHOLDERS' MEETINGS


                  SECTION 2. - Annual Meetings: The Annual Meeting of the Shareholders shall be held at such time and date as may be fixed each year by the Board of Directors, when the shareholders shall elect by a plurality vote a Board of Directors and transact such other business as may properly be brought before the meeting.

                             If the Annual Meeting for election of Directors is
not held on the day designated therefore, the Directors shall cause the meeting to be held as soon thereafter as convenient.


                  SECTION 12. - Advance Notification Requirement: At any meeting of Shareholders, only such director nominations, proposals or other business ("business") shall be conducted or considered by the Shareholders as shall have been properly brought before such meeting. To be properly brought before a meeting the business must be a proper subject for action by Shareholders and must be: (a) specified in the notice of any meeting (or supplement thereto) given by or at the direction of the Board of Directors; (b) brought before a meeting by or at the direction of the Board of Directors; or (c) brought before a meeting by a Shareholder where the Shareholder has complied with the procedures set forth in this Section.

                             For business to be properly brought before a
meeting by a Shareholder of the Corporation, the Shareholder must give the Secretary of the Corporation timely written notice of the business to be brought before a meeting. To be timely, a Shareholder's written notice must be delivered or mailed to and actually received at the Corporation's principal headquarters no later than the close of business on the 60th calendar day prior to the date of the meeting. A Shareholder's written notice to the Secretary of the Corporation of the business to be brought before the meeting shall set forth (a) as to each person whom the Shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the Shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such Shareholder and the beneficial owners, if any, on whose behalf the proposal is made; and (c) as to the Shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such Shareholder, as they appear on the Corporation's books, and of such beneficial owner, (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such Shareholder and such beneficial owner and (iii) a representation that the Shareholder is a holder of record of shares of the Corporation and intends to appear in person or by proxy at the meeting to propose such business.

                             Notwithstanding anything in the Corporation's
By-Laws to the contrary, no business shall be conducted at a Shareholder meeting except in accordance with the provisions and procedures set forth in this Section of the Corporation's By-Laws.

                             The presiding officer of a meeting shall, if the
facts warrant, determine and declare to the meeting that the business was not properly brought before the meeting, and, in accordance with the provisions of this section of the Corporation's By-Laws, the presiding officer of the meeting shall so declare to the meeting that any such business not properly before the meeting shall not be transacted.